Exhibit 14

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions “The Reorganization-Comparison of the Funds-Financial Highlights” and “Experts” and to the use of our report dated October 22, 1999 for MuniHoldings Insured Fund II, Inc. included in this Registration Statement on Form N-14 and related Joint Proxy Statement and Prospectus of MuniHoldings Insured Fund II, Inc., MuniHoldings Insured Fund III, Inc. and MuniHoldings Insured Fund IV, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey May 18, 2000